Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Casey’s General Stores, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-19179, 33-42907, and 33-56977) on Form S-8 of Casey’s General Stores, Inc. of our reports dated July 7, 2006, relating to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries as of April 30, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2006 and the effectiveness of internal control over financial reporting as of April 30, 2006, which reports appear in the April 30, 2006 Annual Report on Form 10-K of Casey’s General Stores, Inc. Our report refers to a change in fiscal 2004 to the FIFO method of valuing gasoline inventory.

KPMG LLP

Des Moines, Iowa

July 12, 2006